Exhibit 8.1

January 17, 2013

Columbia Banking System, Inc.

1301 A Street

Tacoma, WA 98402-4200

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Columbia Banking System, Inc., (“Columbia”), a Washington corporation, in connection with the proposed merger (the “Merger”) of West Coast Bancorp (“West Coast”), an Oregon corporation, with and into Columbia, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 25, 2012 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. At your request, and in connection with the filing of the Registration Statement on Form S-4 of Columbia (as amended or supplemented through the date hereof, the “Registration Statement”), including the offer to exchange/prospectus forming a part thereof, we are rendering our opinion concerning the United States federal income tax matters.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the offer to exchange/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement), (ii) the statements concerning the transactions contemplated by the Merger Agreement and the parties referred to in the Merger Agreement and the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Merger Agreement or the Registration Statement regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Merger Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the transactions contemplated by the Merger Agreement are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Columbia Banking System, Inc.

January 17, 2013

We hereby confirm to you that it is our opinion that the discussion under the caption “Material United States Federal Income Tax Consequences of the Merger,” insofar as it relates to matters of the United States federal income tax and subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, constitutes, in all material respects, a fair and accurate summary under current tax of the material United States federal income tax consequences of the Merger to U.S. holders of West Coast common stock that exchange their shares of West Coast common stock for shares of Columbia common stock and cash in the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Graham & Dunn PC

/s/ Graham & Dunn PC